Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE May 1, 2009	Contact: Robert McGee 212-460-4111

CON EDISON, INC. REPORTS 2009 FIRST QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported first quarter earnings of $180 million or $0.66 a share compared with $303 million or $1.11 a share in 2008. Excluding items identified in the table below, earnings from ongoing operations were $214 million or $0.78 a share compared with $237 million or $0.87 a share in 2008.

“Our first quarter results were in line with our expectations, which reflect a lower allowed return on equity for Con Edison of New York’s electric service,” said Kevin Burke, the company’s Chairman, President and Chief Executive Officer. “These are difficult times for everyone, but we remain focused on providing reliable energy services to our customers, implementing new energy efficiency programs, and exploring environmentally responsible energy projects in our service areas.”

The following table is a reconciliation of Con Edison’s reported earnings per share and reported net income for common stock to earnings per share and earnings from ongoing operations for the three months ended March 31, 2009 and 2008.

	Earnings per Share		Net Income for Common Stock (Millions of Dollars)
	2009	2008	2009	2008
Reported earnings per share and net income for common stock – GAAP basis (basic)	$0.66	$1.11	$180	$303
Less: Northeast Utilities litigation settlement	—	0.11	—	30
Less: Discontinued operations	—	0.01	—	3
Less: Net mark-to-market effects of competitive energy businesses	(0.12)	0.12	(34)	33

Ongoing operations	$0.78	$0.87	$214	$237

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CON EDISON, INC. REPORTS 2009 FIRST QUARTER EARNINGS	page 2

The results of operations for the three months ended March 31, 2009, as compared with the 2008 period, also reflect changes in the company’s rate plans (including lower allowed returns on equity and additional revenues designed to recover increases in certain operations and maintenance expenses, depreciation and property taxes, and interest charges) and the operating results of the competitive energy businesses (including net mark-to-market effects). Operations and maintenance expenses were higher in the three months ended March 31, 2009 compared with the 2008 period reflecting primarily higher costs, which are generally reflected in rates, such as pension and other post-retirement benefits, the support and maintenance of company underground facilities to accommodate municipal projects, the write-off of uncollectible accounts and additional operating programs. Depreciation and property taxes were higher in the three months ended March 31, 2009 compared with the 2008 period reflecting primarily the impact from increased capital expenditures. Results of operations for the 2008 period includes the resolution of litigation with Northeast Utilities, and the impact of discontinued operations. The following table presents the estimated effect on earnings per share and net income for common stock for the 2009 period compared with the 2008 period, resulting from these and other major factors:

	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
Con Edison of New York (a)
Rate plans	$0.14	$38
Operations and maintenance expense	(0.14)	(37)
Long Island City power outage reserve in 2008	0.05	14
Depreciation, property taxes and other tax matters	(0.07)	(20)
Net interest expense	(0.03)	(7)
Other	(0.04)	(10)

Total Con Edison of New York	(0.09)	(22)
Orange and Rockland Utilities (O&R)	0.01	—
Competitive energy businesses
Earnings excluding net mark-to-market effects and discontinued operations	0.01	2
Net mark-to-market effects (b)	(0.24)	(67)
Discontinued operations	(0.01)	(3)

Total competitive energy businesses	(0.24)	(68)
Northeast Utilities litigation settlement	(0.11)	(30)
Other, including parent company expenses	(0.02)	(3)

Total variation	$(0.45)	$(123)

(a)	Under the revenue decoupling mechanisms in Con Edison of New York’s electric and gas rate plans (effective April 2008 and October 2007, respectively) and the weather-normalization clause applicable to the gas business, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved.
(b)	These variations reflect after-tax net mark-to-market losses of $34 million or $(0.12) a share in the first quarter of 2009 and after-tax net mark-to-market gains of $33 million or $0.12 a share in 2008.

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CON EDISON, INC. REPORTS 2009 FIRST QUARTER EARNINGS	page 3

The changes in the amounts of energy delivered by the company’s utility subsidiaries, for actual and as adjusted for variations in weather and billing days, for the period ended March 31, 2009, as compared with the 2008 period were as follows (expressed as a percentage of 2008 amounts):

	2009 vs. 2008
	Actual	Adjusted
Con Edison of New York
Electric	0.8	(0.4)
Firm - Gas	8.2	(1.4)
Steam	9.9	(1.3)
O&R
Electric	1.5	(0.7)
Firm - Gas	3.8	(0.7)

Refer to the company’s First Quarter Form 10-Q, which is being filed today with the Securities and Exchange Commission, for the consolidated balance sheets at March 31, 2009 and December 31, 2008 and the consolidated income statements for the three months ended March 31, 2009 and 2008. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income for common stock, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure is also useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $14 billion in annual revenues and $34 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

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